“Exhibit 4.2”

TELECOM RESTRICTED SHARE SCHEME – 2005

TELECOM RESTRICTED SHARE SCHEME

TABLE OF CONTENTS

1 INTRODUCTION	1
Name	1
Glossary	1

2 OFFERS	1
Invitation	1
No cost	1
Content	1

3 LOAN	2

4 ACCEPTANCE	2
Return documents	2
Direction and acknowledgements	2
Processing of acceptance	2

5 TRANSFER DATE	3

6 EARLY TERMINATION	3
Sale and repayment	3
Confirmation	4
Discretionary benefit	4

7 INCIDENTS OF OWNERSHIP	5
Obligations of Nominee	5
Application of Clause 7.3	5
Early Transfer	5
Share Cancellation	6
Rights issue	6
Other Adjustment	6

8 KIWISAVER	7
Employee Contribution	7
Employee Contribution - Deemed Share Sale	8
Employer Contribution	8
Complete Acquisition	9
Share Cancellation	9
Clause 8 Paramount	9

9 NO DIVESTMENT	9
Absolute prohibition	9
No effect	9

10 OPERATION OF SCHEME	10
Administration	10
Determination	10
Delegation	10

11 RIGHTS ATTACHING TO SHARES	10

12 AMENDMENT	10
Telecom’s discretion	10
Breach	10
Notice to Executives	10

13 MISCELLANEOUS	11
Telecom responsibility	11
Deemed actions	11
Fractions	11
Entire agreement	11

TELECOM RESTRICTED SHARE SCHEME

Delay	11
Disputes	11
Notice	11
Governing law	12
Construction	12
GLOSSARY	13

Date: 26 August 2005 (amended 2 August 2007)

1	INTRODUCTION

Name

1.1	This is the Telecom Restricted Share Scheme (the Scheme).

Glossary

1.2	A glossary of defined terms is included on page 13.

2	OFFERS

Invitation

2.1	Telecom Corporation of New Zealand Limited (Telecom) may offer under the Scheme ordinary shares in Telecom (Shares) to an executive (an Executive) who is employed by Telecom or a subsidiary (a Subsidiary) of Telecom (Employment).

No cost

2.2	An Executive will not (subject to clause 8) be required to pay any amount under the Scheme to Telecom or a Subsidiary from the Executive’s own funds.

Content

2.3	Each offer (acceptance of which will be conditional on approval by Telecom) will be made in an offer document, and will:

(i)	specify the aggregate value of Shares to be allocated to the Executive (the Total Price);

(ii)	have attached a copy of the Scheme (unless the Executive has previously participated in the Scheme);

(iii)	have attached a copy of an investment statement for the offer (if made in New Zealand);

(iv)	specify the date on which the Shares are to be allocated (the Allocation Date);

(v)	specify the date on which the Shares are to be transferred to the Executive and released from the Scheme (the Transfer Date);

(vi)	have attached a loan agreement (see clause 3);

(vii)	refer to Telecom’s internal procedures for insiders;

(viii)	have attached a form requesting consent to acquire the Shares, in terms of those procedures; and

(ix)	specify the period during which the offer may be accepted.

1

TELECOM RESTRICTED SHARE SCHEME

3	LOAN

3.1	A Subsidiary (the Lender) will lend to the Executive (interest-free) the Total Price if Shares are to be allocated to the Executive (the Loan).

4	ACCEPTANCE

Return documents

4.1	An Executive who wishes to accept an offer of Shares must return to Telecom, within the time specified and completed by the Executive:

(i)	the acceptance part of the offer document, confirming the Executive’s acceptance;

(ii)	the form requesting consent to acquire the Shares, in terms of Telecom’s internal procedures for insiders; and

(iii)	the agreement for the Loan.

Direction and acknowledgements

4.2	In accepting an offer of Shares, an Executive:

(i)	will be deemed to have directed the Lender to apply the Loan in payment to Telecom of the Total Price as payment for the Shares (this deemed direction discharging fully the Executive’s obligation to pay for the Shares);

(ii)	will be deemed to have directed Telecom that the Shares be held under the Scheme on behalf of the Executive by a person appointed from time to time by Telecom for that purpose (the Nominee);

(iii)	acknowledges that acceptance is conditional on approval by Telecom, and the Executive is bound by the Scheme; and

(iv)	acknowledges that participation in the Scheme does not affect the terms of the Executive’s Employment. In no event will Telecom or a Subsidiary be deemed by making an offer or a Loan (as the case may be) or otherwise to have represented that an Executive’s Employment will continue until and/or beyond the Transfer Date.

Processing of acceptance

4.3	An acceptance will be invalid and of no effect if it would give rise to a breach (a Breach) of:

(i)	Telecom’s Constitution;

(ii)	the listing and/or other rules governing New Zealand Exchange Limited’s NZSX (the Exchange) or any other stock exchange on which Shares are quoted; and/or

(iii)	any statute, regulation or Telecom’s internal procedures for insiders.

TELECOM RESTRICTED SHARE SCHEME

Otherwise,	Telecom will (subject to clause 2.3):

(iv)	determine the number of Shares (existing and/or new) to be allocated to the Executive by dividing the Total Price by:

(a)	the average end of day market price of Shares on the Exchange for the 20 days on which the Exchange is open for trading (Business Days) immediately preceding the date of issue; less

(b)	a discount equal to the aggregate market consensus estimates (as determined by Telecom (in accordance with the conditions of any relevant approval given or waiver granted by New Zealand Exchange Limited) as at a date as close as reasonably practicable to the date of issue) of the amounts of the dividends which under the terms of the Scheme will not be paid in respect of those Shares discounted from the expected payment dates to the date of issue using a discount rate equal to Telecom’s then current assessment of its cost of equity (the Allocation Price);

(v)	allocate the Shares to the Executive; and

(vi)	send the Executive confirmation of the allocation and the Allocation Price.

5	TRANSFER DATE

5.1	On the Transfer Date (subject to clauses 6 and 7):

(i)	an Executive will be entitled to a cash bonus from a Subsidiary which, after first deducting tax at the highest marginal tax rate applying to the Executive, is equal to the Loan (the Bonus);

(ii)	the Executive will be deemed to have directed the Subsidiary (with effect from the Allocation Date) to apply the Bonus in repayment of the Loan (this deemed direction discharging fully the Executive’s obligation to repay the Loan); and

(iii)	the Nominee will (subject to clause 8) transfer to the Executive the Shares it holds for the Executive.

6	EARLY TERMINATION

Sale and repayment

6.1	Where:

(i)	an Executive ceases to be Employed (unless the Executive immediately assumes further Employment or is on non-permanent leave of absence with employer approval);

(ii)	an Executive purports to act in breach of clause 9.1; and/or

(iii)	Telecom is put into liquidation (or suffers a similar event), before the Transfer Date (Early Termination), the Executive will be deemed (subject to clauses 6.3 and 7) immediately before Early Termination to have:

TELECOM RESTRICTED SHARE SCHEME

(iv)	sold to the Nominee for the Total Price beneficial ownership of the Shares held by the Nominee for the Executive; and

(v)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Executive for the Shares in repayment of the Loan (this deemed direction discharging fully the Executive’s obligation to repay the Loan).

Confirmation

6.2	For the purpose of clause 6.1(iv), Telecom and the Executive acknowledge that the Total Price is:

(i)	the value of the Shares; and

(ii)	the lowest price they would have agreed for the Shares if payment had been required on the Allocation Date (in terms of the rules in the Income Tax Act 1994 concerning the accrual treatment of income and expenditure).

Discretionary benefit

6.3	Where Early Termination:

(i)	is caused by the Executive’s death or Redundancy; and

(ii)	occurs on or after the date half-way through the period from the Allocation Date to the Transfer Date,

Telecom may (but has no obligation whatever to) arrange for the Executive an early entitlement to part of the Bonus based on this formula:

part Bonus = Bonus x	n
t

where

n is the number of days from the Allocation Date to the date of Early Termination (both inclusive)

t is the number of days from the Allocation Date to the Transfer Date (both inclusive).

Where Telecom does so, the Executive will be deemed to have directed the Subsidiary (with effect from the Allocation Date) to apply the part Bonus in part repayment of the Loan (this deemed direction discharging the Executive’s obligation to repay the Loan to the extent of the after tax amount of the part Bonus), and the Nominee will (subject to clause 8) transfer to the Executive the corresponding number of Shares it holds for the Executive (determined by dividing the part Bonus (after deducting tax at the highest marginal tax rate applying to the Executive) by the Allocation Price).

Clause 6.1 will otherwise apply to the balance of the Shares held by the Nominee for the Executive and the balance of the Loan.

TELECOM RESTRICTED SHARE SCHEME

7	INCIDENTS OF OWNERSHIP

Obligations of Nominee

7.1	The Nominee will:

(i)	hold in its name on trust for an Executive under the Scheme legal ownership of Shares allocated to the Executive;

(ii)	not pay to the Executive any dividends on those Shares, except to the extent (if any) specified in the offer document;

(iii)	not exercise any voting rights attaching to those Shares;

(iv)	hold for the Executive any and all Shares under a bonus issue or any other capital reorganisation whatever received by the Nominee as holder of those Shares. The additional Shares will be treated in the same manner as the other Shares held for the Executive, and references to Shares will be construed accordingly;

(v)	not participate in any non-renounceable rights issue or dividend reinvestment plan concerning those Shares.

The Nominee will not exercise any right conferred on it under applicable takeover laws.

Application of Clause 7.3

7.2	If:

(i)	a Complete Acquisition or Fundamental Change occurs, clause 7.3 shall apply in respect of all Executives, and in respect of all Shares held by the Nominee for all Executives; or

(ii)	a Business Sale occurs, clause 7.3 shall apply in respect of Executives to which the definition of that term refers, and in respect of all Shares held by the Nominee for those Executives.

Early Transfer

7.3	If this clause 7.3 applies:

(i)	the Executive will be entitled to the Bonus;

(ii)	if a Complete Acquisition occurs:

(a)	the Executive will be deemed immediately before the Complete Acquisition to have transferred beneficial ownership of the Shares to the Nominee, and directed the Subsidiary (with effect from the Allocation Date) to apply the Bonus in repayment of the Loan;

(b)	the Nominee will (subject to clause 8) distribute as soon as practicable to the Executive all consideration received by the Nominee for the Shares;

(iii)	if a Fundamental Change or Business Sale occurs:

TELECOM RESTRICTED SHARE SCHEME

(a)	the Executive will be deemed to have directed the Subsidiary (with effect from the Allocation Date) to apply the Bonus in repayment of the Loan;

(b)	the Nominee will (subject to clause 8) transfer to the Executive the Shares it holds for the Executive.

A deemed direction by the Executive referred to in clause 7.3(ii)(a) or 7.3(iii)(a) shall discharge fully the Executive’s obligation to repay the Loan.

The Nominee will not, on any offer for Shares, exercise any right conferred on it under applicable takeover laws.

Share Cancellation

7.4	On the occurrence of the Share Cancellation:

(i)	clause 7.3 shall not apply;

(ii)	the number of Shares held by the Nominee on trust for each Executive shall be reduced by the same ratio as the total number of Shares is reduced on the Share Cancellation;

(iii)	the Nominee shall (subject to clause 8) pay to each Executive the amount received by the Nominee on the Share Cancellation in respect of the Shares held on trust for that Executive;

(iv)	the Executive will be paid part of the Bonus based on this formula:

part Bonus = Bonus x	A
B

Where

A	is the number of Shares held by the Nominee on trust for the Executive which are cancelled on the Share Cancellation;

B	is the total number of Shares which were held by the Nominee on trust for the Executive before the Share Cancellation; and

(v)	the Executive will be deemed to have directed the Subsidiary (with effect from the Allocation Date) to apply the part Bonus in part repayment of the Loan (this deemed direction discharging the Executive’s obligation to repay the Loan to the extent of the after tax amount of the part Bonus).

Rights issue

7.5	On any issue by Telecom to its shareholders of renounceable rights to acquire Shares (or other benefits or assets), the Nominee will:

(i)	endeavour to sell the rights arising out of the Shares held by the Nominee for an Executive, if it considers that a market for them is readily available (in all respects as it sees fit, and without any liability whatever for any act or failure to act whatever in this regard); and

(ii)	pay to the Executive as soon as practicable the amount received by the Nominee (less all expenses and liabilities whatever) for the rights arising out of the Shares.

Other Adjustment

7.6	If:

(i)	there occurs any offer for or acquisition of securities of Telecom, reconstruction or amalgamation affecting Telecom, change in the capital structure of Telecom, disposal of businesses or assets of the Group, or other event of any nature which in the opinion of the Board affects or will affect the position or rights of, or benefits to, Executives, Telecom, the Nominee, or the Lender, in respect of the Scheme (collectively an Event); and

TELECOM RESTRICTED SHARE SCHEME

(ii)	either that Event is not provided for under Scheme, or in the opinion of the Board the manner in which the Scheme applies on the occurrence of that Event produces a result which is inappropriate or unfair to Executives or to Telecom or to both, the Board may, notwithstanding anything else in the Scheme, make such alterations to the rights, obligations, or benefits of Executives, Telecom, the Lender and/or the Nominee, and/or take or cause Telecom, the Lender, and/or the Nominee to take, such steps, as in the opinion of the Board are appropriate or desirable as a result of the occurrence of that Event. In making any decision under this clause in respect of a return of capital by Telecom to holders of Shares, if it is intended that that return of capital constitutes a pro rata cancellation for the purposes of the Income Tax Act 2004, the Board shall have due regard to that requirement.

8	KIWISAVER

Employee Contribution

8.1	If a contribution to a “KiwiSaver” scheme under the KiwiSaver Act 2006 is required to be deducted from a Bonus or part Bonus (an Employee Contribution), Telecom shall notify the Executive to that effect and the Executive shall, within such time as Telecom specifies, elect either:

(i)	that the number of Shares to be transferred to the Executive be reduced to a number determined in accordance with the following formula:

N =	B - K
AP

Where

N	=	the reduced number of shares to be transferred to the Executive
B	=	the Bonus or part Bonus after deducting tax at the highest marginal tax rate applying to the Executive
K	=	the Employee Contribution
AP	=	the Allocation Price; or

(ii)	that the Executive pay from the Executive’s own funds (which may be effected by way of deduction from the Executive’s salary) an amount equal to the Employee Contribution, in which case the number of Shares to be transferred to the Executive shall not be reduced.

If the Executive does not make an election within the time specified by Telecom, the Executive shall be deemed to have elected the alternative in subclause (i).

TELECOM RESTRICTED SHARE SCHEME

Employee Contribution - Deemed Share Sale

8.2	If the Executive elects, or is deemed to elect, the alternative in clause 8.1(i), the Executive will be deemed, immediately before payment of the Bonus or part Bonus, to have:

(i)	sold to the Nominee, at a price equal to the Allocation Price, beneficial ownership of a number of Shares equal to the difference between the number actually transferred to the Executive and the number which would have been transferred but for the application of clause 8.1(i); and

(ii)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Executive under subclause (i) in payment of the Employee Contribution. If, by reason of rounding of a number of Shares pursuant to clause 13.3, the amount due to the Executive is less than the Employee Contribution, Telecom shall pay the balance of the Employee Contribution.

Employer Contribution

8.3	If an employer contribution (Employer Contribution) will be required to be made to a KiwiSaver scheme as a result of a Bonus or part Bonus being paid then:

(i)	the amount of the Bonus or part Bonus shall be reduced by the amount of the Employer Contribution;

(ii)	the Executive shall be required to repay the Loan by an amount equal to the shortfall in repayment of the Loan (as against the amount which would have been repaid if the reduction referred to in clause 8.3(i) had not been made) (the Shortfall), which repayment shall be funded in accordance with clause 8.3(iii) or 8.3(iv);

(iii)	if the Executive elects, or is deemed to elect, the alternative in clause 8.1(i), the Executive will be deemed, immediately before payment of the Bonus or part Bonus, to have:

(a)	sold to the Nominee beneficial ownership of a number of Shares the Allocation Price of which is equal to the Shortfall; and

(b)	directed the Nominee to apply the amount due to the Executive under clause 8.3(iii)(a) in reduction of the Loan. If, by reason of rounding of a number of Shares pursuant to clause 13.3, the amount due to the Executive is less than the Shortfall, Telecom shall pay the balance of the Shortfall;

(iv)	if the Executive elects the alternative in clause 8.1(ii), the Executive shall repay the Shortfall from the Executive’s own funds (which may be effected by way of deduction from the Executive’s salary).

TELECOM RESTRICTED SHARE SCHEME

Complete Acquisition

8.4	If a Complete Acquisition occurs, and the Executive elects, or is deemed to elect, the alternative in clause 8.1(i), then:

(i)	the number of Shares in respect of which the Executive is, pursuant to clause 7.3(ii)(b), to receive the consideration shall be a number calculated in accordance with clause 8.1(i), less (if an Employer Contribution is required to be made) a number calculated in accordance with clause 8.3(iii)(a); and

(ii)	if any Employer Contribution is required to be made, the Nominee will repay the Shortfall from the consideration received for the Executive’s Shares.

Share Cancellation

8.5	If a part Bonus is to be paid under clause 7.4 then the Executive shall not be required to make an election under clause 8.1, and:

(i)	the Nominee shall deduct from the amount payable to the Executive under clause 7.4(iii):

(a)	any Employee Contribution; and

(b)	any Shortfall; and

(ii)	the Nominee shall repay the Shortfall.

Clause 8 Paramount

8.6	This clause 8 shall prevail over any other provision of this document. For the avoidance of doubt, this clause 8.6 does not prevent any amendment or alteration being made pursuant to clause 7.6 or clause 12.

9	NO DIVESTMENT

Absolute prohibition

9.1	An Executive may not (including by operation of law) transfer, assign, or otherwise dispose of or create any interest (including any security, or legal or equitable interest) in a Share held by the Nominee for the Executive (but subject to clauses 6.1 and 7.3).

No effect

9.2	Clause 6.1 will apply on any purported transfer, assignment, other disposition or creation of interest in breach of clause 9.1 (and the purported transfer, assignment, disposition or creation will be void).

TELECOM RESTRICTED SHARE SCHEME

10	OPERATION OF SCHEME

Administration

10.1	The board of directors of Telecom from time to time (the Board) will administer all aspects of the Scheme, including the offering of Shares. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion, subject to the Scheme.

Determination

10.2	Without limiting clause 9.1, the Board may determine in its sole discretion:

(i)	whether a Fundamental Change has occurred; and

(ii)	the date on which a Complete Acquisition or Fundamental Change occurred.

Delegation

10.3	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to Telecom and the Board will be construed accordingly.

11	RIGHTS ATTACHING TO SHARES

11.1	Shares allocated to an Executive will rank equally with all other Shares at the Allocation Date, except for any dividend declared on Shares with a record date before the Allocation Date.

12	AMENDMENT

Telecom’s discretion

12.1	Telecom may from time to time, subject to clause 12.2:

(i)	vary any term of an Executive’s participation in the Scheme, with the agreement of the Executive; or

(ii)	amend the Scheme, if it considers that the interests of Executives are not materially prejudiced.

Breach

12.2	Telecom:

(i)	may not amend the Scheme (or vary any term of an Executive’s participation in the Scheme) if this would give rise to a Breach; but

(ii)	may amend or terminate the Scheme if Telecom considers that this would avoid giving rise to a Breach.

Notice to Executives

12.3	Telecom will give notice of any amendment to or termination of the Scheme to all Executives affected.

TELECOM RESTRICTED SHARE SCHEME

13	MISCELLANEOUS

Telecom responsibility

13.1	References (direct or indirect) in the Scheme to actions or obligations of a Subsidiary (including the Lender) or the Nominee impose an obligation on (and enforceable against) Telecom to procure performance of those actions or obligations. A Subsidiary, the Lender and the Nominee may be one or more persons.

Deemed actions

13.2	All actions (including directions) and consequences deemed to occur under the Scheme will occur irrevocably and unconditionally (subject to clause 12).

Fractions

13.3	If a calculation under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Executive.

Entire agreement

13.4	The Scheme represents all of the terms on which Shares are allocated under the Scheme, except those which Telecom reasonably implies to give effect to the Scheme.

Delay

13.5	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

Disputes

13.6	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

Notice

13.7	All notices and other communications under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given:

(i)	the addresses and facsimile numbers of Telecom and an Executive are those set out in the offer document; and

(ii)	notices or communications to Telecom will be addressed and marked to the attention of Telecom’s Company Secretary.

Any notice or communication will be deemed to have been received:

(iii)	at the time of delivery, if delivered by hand;

TELECOM RESTRICTED SHARE SCHEME

(iv)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(v)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

Governing law

13.8	The Scheme and the Loan will be governed by and construed in accordance with New Zealand law.

Construction

13.9	Unless the context requires otherwise:

(i)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(ii)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(iii)	a reference to amend includes modify, delete, add and vary;

(iv)	a reference to apply includes apply under assignment or set off;

(v)	where a word or expression is defined in the Scheme, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(vi)	a reference to the Scheme means the Scheme as amended from time to time; and

(vii)	a reference to a person includes its successors and permitted assigns.

TELECOM RESTRICTED SHARE SCHEME

GLOSSARY

Allocation Date means the date on which Shares are, or are to be, allocated to an Executive (specified in the offer document)

Allocation Price means:

(a)	the average end of day market price of Shares on the Exchange for the 20 Business Days immediately preceding the date of issue; less

(b)	a discount equal to the aggregate of the market consensus estimates (as determined by Telecom (in accordance with the conditions of any relevant approval given or waiver granted by New Zealand Exchange Limited) as at a date as close as reasonably practicable to the date of issue) of the amounts of the dividends which under the terms of the Scheme will not be paid in respect of those Shares discounted from the expected payment dates to the date of issue using a discount rate equal to Telecom’s then current assessment of its cost of equity

Board means the board of directors of Telecom from time to time

Bonus means a cash bonus from a Subsidiary for an Executive which, after first deducting tax at the highest marginal tax rate applying to the Executive, is equal to the Loan

Breach means a breach of Telecom’s Constitution, the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted, and/or any statute, regulation or Telecom’s internal procedures for insiders

Business Day means a day on which the Exchange is open for trading

Business Sale means, in respect of an Executive:

(a)	the Subsidiary by which that Executive is employed is disposed of to a person not a member of the Group; or

(b)	the business in which that Executive is employed is disposed of to a person not a member of the Group and the Executive, as a result of that disposal, becomes an employee of that person or of an associate of that person

Complete Acquisition means any transaction or arrangement which has one of the following results:

(i)	all of the Shares held by the Nominee are compulsorily acquired by any person; or

(ii)	all of the Shares are acquired by a person, or by a person and that person’s associates; or

(iii)	all of the Shares are cancelled, cease to exist, or are transferred or exchanged, and in substitution for Shares the Nominee receives or is to receive cash, securities, or other benefits

Early Termination means:

(i)	cessation of an Executive’s Employment (unless the Executive immediately assumes further Employment or is on non-permanent leave of absence with employer approval);

(ii)	an Executive purporting to act in breach of clause 9.1; and/or

(iii)	Telecom being put into liquidation (or suffering a similar event),

before the Transfer Date

Employment means employment by Telecom or a Subsidiary

TELECOM RESTRICTED SHARE SCHEME

Exchange means New Zealand Exchange Limited’s NZSX

Executive means an executive who is Employed

Fundamental Change means the occurrence of one of the following events:

(i)	control of 50% or more of the voting rights in Telecom is held by one person or by one person and that person’s associates; or

(ii)	all or a material part of the business of the Group is disposed of to a person not a member of the Group by one transaction or a series of related transactions, or any reconstruction or merger affecting Telecom occurs (not being a Complete Acquisition), and as a result of that disposal, reconstruction, or merger there is in the opinion of the Board a change in the essential nature of the business of the Group, if (but only if) the Board determines that as a result of the occurrence of that event Shares held by the Nominee for Executives should be transferred to Executives

Group means Telecom and its subsidiaries

Lender means the Subsidiary providing the Loan

Loan means an interest-free loan to an Executive equal to the Total Price, reduced if applicable pursuant to clause 7.4

Nominee means the person appointed from time to time by Telecom to hold Shares on behalf of an Executive

Redundancy means the termination of Employment of an Executive by reason of that Executive’s position becoming surplus to the Group’s requirements, or any other involuntary termination of an Executive’s Employment which the Board in its discretion determines constitutes redundancy, but does not include termination of Employment in the course of a Business Sale

Scheme means the Telecom Restricted Share Scheme

Share means an ordinary share in Telecom

Share Cancellation means an arrangement to be effected by Telecom as a result of which:

(i)	one in nine Shares will be cancelled; and

(ii)	each holder of Shares will receive $4.88 for each cancelled Share

Subsidiary means a subsidiary of Telecom

Telecom means Telecom Corporation of New Zealand Limited

Total Price means the aggregate value of Shares allocated, or to be allocated, to an Executive (specified in the offer document)

Transfer Date means the date on which Shares are, or are to be, transferred to an Executive and released from the Scheme (specified in the offer document).

In the definitions of “Complete Acquisition” and “Fundamental Change” the expressions “associate”, “control” and “voting right” have the meaning in the Takeovers Code 2001.